Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-274833) of our report dated June 18, 2024 relating to the consolidated financial statements of Medirom Healthcare Technologies Inc., which appears in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ TAAD, LLP

Diamond Bar, California

April 29, 2025